Exhibit 99.1

NEWS RELEASE For more information:

Contact:	Janet L. Ford, SVP Investor Relations Director
414-278-1890
janet.ford@associatedbank.com

Associated Banc-Corp Declares Quarterly Cash Dividend
GREEN BAY, Wis. — October 26, 2010 — The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular quarterly cash dividend of one cent ($0.01) per share, payable on November 17, 2010, to shareholders of record on November 8, 2010.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $23 billion. Associated has 288 banking offices serving approximately 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
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